EXHIBIT 99.1


                                                COMPANY      Michael becker
                                                CONTACT:     CYTOGEN CORPORATION
                                                             (609) 750-8289
                                                             mbecker@cytogen.com
                                                             -------------------


       Cytogen Board of Directors Authorizes 1 for 10 Reverse Stock Split

PRINCETON, N.J., (October 25, 2002) -- Cytogen Corporation (Nasdaq: CYTO) today announced that the Company's Board of Directors has approved and implemented a reverse split of the Company's issued, outstanding and authorized shares of common stock at a ratio of one-for-ten. This action followed a vote held on October 25, 2002 at a special meeting of the Company's stockholders, at which more than 87% of stockholders eligible to vote at the special meeting authorized the Board of Directors to effect a reverse stock split.

As a result of the reverse stock split, every 10 shares of Cytogen's common stock will be combined into one share of such common stock. The reverse stock split affects all shares of the Company's common stock outstanding as of Friday, October 25, 2002. Cytogen intends to pay cash in lieu of any fractional shares that may result from the reverse split, on such terms that are more fully set forth in the Company's proxy statement, which was delivered to stockholders of record as of August 27, 2002 and filed with the Securities and Exchange Commission on October 7, 2002. The number of shares of the Company's common stock outstanding after the reverse stock split is approximately 8,758,257.

Management intends that the Company's common stock will begin trading on the Nasdaq National Market on a post reverse-split basis on Monday, October 28, 2002. The Company's common stock will continue to trade under the symbol "CYTOD" for 20 trading days after such date. After that period, trading will resume under the current symbol "CYTO."

"The decision made by Cytogen's Board of Directors to complete the reverse stock split in October 2002 is timely," said H. Joseph Reiser, Cytogen's president and chief executive officer. "We applaud our shareholders' decision to approve the proposed reverse stock split by an overwhelming majority, which we believe will adjust Cytogen's capitalization structure to appropriate levels. The reverse stock split authorized by today's vote was taken, in part, to help address the issue of compliance with the Nasdaq Stock Market's listing maintenance standard regarding minimum bid prices."

"Cytogen is moving into a new growth phase; our product revenue is growing, expenses have been reduced, and we are entering the most comprehensive new product launch cycle in Cytogen's history with the recent introductions of BrachySeed(TM) I-125, BrachySeed(TM) Pd-103, and NMP22(R) BladderChek(TM). I am convinced that the decision to evolve a portfolio of marketed products and

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assemble a specialized  oncology sales force,  combined with strong execution by
Cytogen's management team, will contribute to shareholder value creation," concluded Dr. Reiser.

The Company's transfer agent, Mellon Investor Services LLC, has been retained to manage the exchange of stock certificates in connection with the reverse stock split.

About Cytogen Corporation

Cytogen Corporation of Princeton, NJ is a biopharmaceutical company with an established and growing product line in prostate cancer and other areas of oncology. Currently marketed products include ProstaScint(R) (a monoclonal antibody-based imaging agent used to image the extent and spread of prostate cancer); BrachySeed(TM) I-125 and Pd-103 (two uniquely designed, next-generation radioactive seed implants for the treatment of localized prostate cancer); Quadramet(R) (a skeletal targeting therapeutic radiopharmaceutical marketed for the relief of bone pain in prostate and other types of cancer); and NMP22(R) BladderChek(TM) (a highly accurate and convenient point-of-care test for bladder cancer). Cytogen is evolving a pipeline of oncology product candidates by developing its prostate specific membrane antigen, or PSMA, technologies, which are exclusively licensed from Memorial Sloan-Kettering Cancer Center. AxCell Biosciences of Newtown, PA, a subsidiary of Cytogen Corporation, is engaged in the research and development of novel biopharmaceutical products using its portfolio of functional proteomics solutions and collection of proprietary signal transduction pathway information. For more information, visit www.cytogen.com.

Cautionary Note Regarding Forward-looking Statements

This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Information in this press release, which is not historical, is forward-looking and involves a number of risks and uncertainties. Investors are cautioned not to put any undue reliance on any forward-looking statement. The Company's actual results may differ materially from the Company's historical results of operations and those discussed in the forward-looking statements for various reasons, including, but not limited to the Company's ability to carry out its business plan, to successfully develop and commercialize acceptance of its products such as ProChart(TM), to determine and implement the appropriate strategic initiative for its AxCell Biosciences subsidiary, ability to fund development necessary for existing products and for the pursuit of new product opportunities, the risk of whether products result from development activities, protection of its intellectual property portfolio, ability to integrate in-licensed products such as BrachySeed(TM) and NMP22(R) BladderChek(TM), ability to establish and successfully complete clinical trials where required for product approval, the risk associated with obtaining the necessary regulatory approvals, shifts in the regulatory environment affecting sale of the Company's products such as third-party payor reimbursement issues, dependence on its partners for development of certain projects, the ability to obtain foreign regulatory approvals for products and to establish marketing arrangements in countries where approval is obtained, continued listing of the Company's common stock on

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the Nasdaq  National  Market,  and other factors  discussed in Form 10-K for the year ended December 31, 2001 and from time-to-time in the Company's other filings with the Securities and Exchange Commission. The Company specifically disclaims any intention or duty to update any forward-looking statements, and these statements represent the Company's current outlook only as of the date given.